                   GREENPOINT FINANCIAL CORP. AND SUBSIDIARIES
                                  EXHIBIT 11.1
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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

                                         QUARTER ENDED         SIX MONTHS ENDED
                                           JUNE 30,                JUNE 30,
                                     ----------------------  ---------------------
                                       2000        1999        2000       1999
                                     ----------  ----------  ---------  ----------
                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Net income                            $   65.3   $    59.9   $  123.2   $    94.9
                                     ==========  ==========  =========  ==========

Weighted average number of common
  shares outstanding during each
  year - basic                            90.5        95.7       91.0        94.9

Weighted average number of common
  shares and common stock
  equivalents outstanding during
  each year - diluted                     91.6        98.2       92.0        97.3

Basic earnings per share              $   0.72   $    0.63   $   1.35   $    1.00
                                     ==========  ==========  =========  ==========

Diluted earnings per share            $   0.71   $    0.61   $   1.34   $    0.98
                                     ==========  ==========  =========  ==========
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